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                                                                   Exhibit 10.13


                                                                    CONFIDENTIAL

                               September 23, 1997

Mr. Alan N. Prince
Senior Executive Vice President and
Manager Title Operations
Chicago Title and Trust Company
171 North Clark Street
Chicago, IL 60601

Dear Alan:

            This letter is to set forth certain understandings regarding your continued service as a senior executive of Chicago Title and Trust Company ("CT&T") and its title insurance subsidiaries (the "Company"). Effective as of the date hereof, the employment agreement dated July 29, 1996 between you and CT&T (the "Agreement") is amended as hereinafter set forth.

            1. Section 1 of the Agreement is amended to read in its entirety as follows:

            "1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 1997 and shall be automatically renewed for one additional one year period ending December 31, 1998."

            2. Section 4(b) of the Agreement is amended to read in its entirety as follows:

            "(b) In addition, for the year ending December 31, 1998 (i) your base salary, effective January 1, 1998, shall be reduced to $200,000 per annum and you shall not be required to work more than half time; (ii) CT&T will reimburse you in respect of a leased apartment, utilities, if any, and parking space in Chicago in an amount not to exceed $3,000 per month (net of income tax liability), (iii) for purposes of CT&T's Executive Salary Continuation Plan, Pension Plan, Excess Benefits Pension Plan, and life insurance plans, your 1998 salary shall be deemed to be $290,000 per annum and (iv) you shall be eligible for an additional special incentive opportunity of $100,000, payment of which shall be based upon your performance of objectives mutually agreed by you and John Rau, the new CEO, and evaluated by the Personnel Committee of the CT&T Board, upon the recommendation of the new CEO."
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            3. Section 5 of the Agreement is hereby amended to add the following sentence at the end thereof:

            "In the event of your retirement on December 31, 1998, the Units in the 1997-2000 cycle of CT&T's Executive Long-Term Incentive Plan previously granted to you, shall continue as if you remained an employee through December 31, 1999."

            4. You agree that during the period of your employment by the Company and for two years after the termination of such employment, you will not be associated as employee, proprietor, stockholder, partner, representative, agent, officer or otherwise with any business that competes with the Company.

            5. The Agreement, as amended hereby, sets forth the entire understanding between the parties.

            6. On or before November 1, 1998, you will provide to John Rau, the new CEO, your recommendations regarding the continued coverage of the agency network matters and oversight for which you were responsible during the preceding ten months.

            If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the undersigned the enclosed copy of this letter which will then constitute our agreement on this subject.

                              Very truly yours,

                              CHICAGO TITLE AND TRUST COMPANY


                              By /s/ John Rau
                                 ------------------------------
                                 Name:  John Rau
                                 Title: President

Agreed to on this 3rd day
of October, 1997.


  /s/ Alan N. Prince
----------------------------


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                                                                    CONFIDENTIAL

                                  July 29, 1996

Mr. Alan N. Prince
Senior Executive Vice President and
Manager Title Operations
Chicago Title and Trust Company
171 North Clark Street
Chicago, IL 60601

Dear Mr. Prince:

            Chicago Title and Trust Company ("CT&T") considers it essential to the best interests of the Company to foster your continuous employment as a senior executive of CT&T and its title insurance subsidiaries (the "Company").

            This agreement confirms your acceptance of your current employment with the Company. In order to induce you to remain in the employ of the Company, CT&T agrees that you shall receive the severance and other benefits set forth in this agreement in the event your employment with the Company is hereafter terminated under the circumstances described below.

            1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 1997 and shall be automatically renewed for additional successive one year periods ending December 31, unless written notice of non-renewal is given by either you or CT&T not less than 90 days prior to December 31, 1997 or subsequent December 31 to which this Agreement shall have been extended as hereinabove provided.

            2. Termination. You shall be entitled to the benefits provided in
Section 3(c) hereof upon the termination of your employment during the term of this Agreement unless such termination is (i) because of your death or "Normal Retirement," (ii) by the Company for "Cause" or "Disability" or (iii) because of resignation or retirement by you, other than for "Good Reason," as such terms are hereinafter defined.

            (a) Disability. If, as a result of your incapacity due to physical or mental illness, you shall become totally disabled within the meaning of the Company's long-term disability income benefits policy as in effect on the date of this Agreement, and payments are made to you under the Company's then existing long-term disability income benefits policy, this Agreement shall terminate as of the date upon which you were determined to be totally disabled.
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            (b) Normal Retirement. Termination by the Company or you of your employment based on "Normal Retirement" shall mean retirement at not less than age 65 under the provisions of the Company's retirement policies or in accordance with any retirement arrangement established with your consent with respect to you.

            (c) Retirement for Good Reason. "Retirement for Good Reason" shall mean retirement other than Normal Retirement elected by you as a result of the occurrence of any of the events referred to in Section 2(f) hereof.

            (d) Resignation for Good Reason. "Resignation for Good Reason" shall mean resignation by you as a result of the occurrence of one of the events referred to in Section 2(f) hereof.

            (e) Cause. Termination by the Company of your employment for "Cause" shall mean termination because of failure to perform your duties, engaging in willful misconduct injurious to the Company, conviction of a felony involving personal dishonesty and disability. The term "failure" means a material and repeated failure after notice from the CT&T Board of the alleged failure. Upon termination for Cause, all of your rights to compensation, fringe benefits and other payments under this Agreement shall terminate immediately to the extent permitted by applicable law.

            The termination by the Company of your employment for reasons other than those specified above shall be deemed to be a termination without cause.

            (f) Good Reason. You shall be entitled to resign your employment or retire for Good Reason. For purposes of this Agreement, "Good Reason" shall, absent your express written consent to the contrary, mean:

            (i) the giving of a title to you or the assignment to you of any duties materially inconsistent with your present position, duties, responsibilities and status as an executive officer of the Company;

            (ii) a reduction by the Company in your annual base salary or incentive compensation opportunity as in effect on the date hereof; or

            (iii) the relocation of the offices at which you are based to a location anywhere more than 10 miles from its current location, except for required travel on the Company's business to an extent consistent with your duties.

            (g) Notice of Termination. Any purported termination by the Company or Resignation for Good Reason or Retirement for Good Reason by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination, resignation or retirement provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination, resignation or retirement under the provision so indicated.


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            (h) Date of Termination. Etc. "Date of Termination" shall mean (i)
if your employment is terminated for Disability, the date upon which you were determined to be totally disabled within the meaning of the Company's long-term disability income benefits policy as in effect on the date of this Agreement and
(ii) if your employment is terminated by reason of death or Normal Retirement, the date of death or Normal Retirement, as applicable, and (iii) if your employment terminates for any other reason, the date specified in the Notice of Termination (which shall not be less than thirty (30) nor more than sixty (60) days, from the date such Notice of Termination is given); provided that if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party in writing that a dispute exists concerning the termination or resignation, the Date of Termination shall be the date determined by arbitration pursuant to Section 11 below.

            3. Compensation Upon Termination or During Disability.

            (a) During any period that you fail to perform your duties as an employee of the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect reduced by payments received under the Company's long-term disability income benefits policy or any other Company program in which you participate. Thereafter, your benefits shall be determined in accordance with the Company's insurance programs then in effect.

            (b) If your employment shall be terminated for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to you under this Agreement.

            (c) If your employment by the Company shall be terminated (i) by the Company other than for Cause, Normal Retirement or Disability or (ii) by you through Retirement for Good Reason or Resignation for Good Reason, then you shall be entitled to the benefits provided below:

                  (A) The Company shall pay your full base salary through the expiration hereof on December 31, 1997 or such later December 31st to which this Agreement shall have been extended in accordance with Section 1 hereof at the rate in effect at the time Notice of Termination is given.

                  (B) You shall be entitled to continuation of all of the benefits currently provided to you, and benefits plans in which you participate, through the expiration hereof on December 31, 1997 or such later December 31st to which this Agreement shall have been extended in accordance with Section 1 hereof, including health and life insurance, and 401(k) plans.

                  (C) Your entitlement under long-term incentives, including QBMI, as at the Date of Termination shall continue as if you continued as an active employee through December 31, 1997 or such later December 31st to which this Agreement shall have been extended in accordance with
      Section 1 hereof.


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                  (D) Any annual incentive opportunities to which, at the Date of Termination, you would be entitled shall be paid to you in full at the normal time of payment thereof.

                  (E) In respect of your retirement benefits, the (i) Company shall pay you, as promptly as practicable after your retirement on December 31, 1997 or such later December 31st to which this Agreement shall have been extended in accordance with Section 1 hereof an amount, net of tax cost to you, equal to the amount by which your early retirement lump sum benefits under the Company's Pension Plan and Excess Benefits Pension Plan have been reduced by the use of an interest rate higher than the PBGC rate used in calculating benefits on such retirement date and
      (ii) your benefits under the Pension Plan and Excess Benefits Pension Plan shall be determined as if you had retired on the April 11th next succeeding such December 31, and appropriate adjustment shall be made through the non-qualified Excess Benefits Pension Plan.

                  (F) You shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this
      Section 3 be reduced by any compensation earned by you as the result of employment by another employer, or otherwise except as specifically provided in this Section 3.

                  (G) You agree that the remedies for employment termination under this Section and Section 2 hereof, reasonably reflect liquidated damages for such termination and that such provisions state your entire and exclusive claims, rights, entitlement and remedies against the Company and its successors, assigns, affiliates, and representatives.

            4. Special Incentive.

            (a) In connection with the Company's employment of a new chief executive officer ("New CEO"), the Company will provide you with a special bonus opportunity in the amount of $150,000, payment of which will be dependent upon your performance through December 31, 1997 of personal objectives relating to the successful transition of such New CEO with the Company, such performance and such objectives to be determined by John J. Burns, Jr., Chairman of the Personnel Committee of the CT&T Board after consultation with the New CEO. Payment of such special bonus shall be made as promptly as practicable after December 31, 1997, and shall be not less than $75,000.

            (b) In addition, in the event that this Agreement is renewed for the year ending December 31, 1998, (i) your base salary, effective January 1, 1998 shall be not less than $310,000 per annum and (ii) you shall be eligible for an additional special incentive opportunity of $100,000, payment of which shall be based upon your performance of objectives established and evaluated by John J. Burns, Jr., Chairman of the Personnel Committee of the CT&T Board, after consultation with the new CEO.


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            5. Special Retirement Provisions. Provided that your employment has not been terminated prior to expiration hereof as provided in Section 1 hereof, in the event of your retirement on December 31, 1997 or, in the event of renewal of this Agreement, December 31, 1998, (a) your benefits under the Company's Pension Plan and Excess Benefits Pension Plans will be determined as if you had retired on the April 11th next succeeding such retirement date and an appropriate adjustment in respect thereof shall be made in the non-qualified Excess Benefits Pension Plan, and (b) the Company shall pay you, as promptly as practicable after such retirement, an amount, net of tax cost to you, equal to the amount by which your early retirement lump sum benefits under the Company's Pension Plan and Excess Benefits Pension Plan have been reduced by the use of an interest rate higher than the PBGC rate used in calculating retirement benefits on such retirement date.

            6. Successors: Binding Agreement.

            (a) This Agreement will be binding upon the Company and its successors and assigns.

            (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisees, legatee or other designee or if there is no such designee, to your estate.

            7. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that any notices to the Company shall be directed to the attention of the Chairman of the Board of CT&T, 171 North Clark Street, Chicago, Illinois 60601, with a copy to the Secretary of Alleghany Corporation, 375 Park Avenue, New York, New York 10152, or to such other address as either party may have furnished to the other in writing in accordance herewith, that notice of change of address shall be effective only upon receipt.

            8. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements.


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            9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and by the Company. No provision hereof shall be construed as an agreement of the Company to continue to employ you for any particular period. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois.

            10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            11. Arbitration. Any dispute arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in effect. The prevailing party in any such arbitration proceeding shall be entitled to reimbursement of legal fees incurred in connection therewith. Judgment may be entered on this arbitrator's award in any court having jurisdiction.

            If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the undersigned the enclosed copy of this letter which will then constitute our agreement on this subject.

                              Very truly yours,

                              CHICAGO TITLE AND TRUST COMPANY


                              By /s/ Richard Pollay
                                 ----------------------------------
                                 Name:
                                 Title:

Agreed to on this 31st day
of July, 1996.


/s/ Alan N. Prince
----------------------------


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